Exhibit 3.1

DIGITAL POWER CORPORATION

CERTIFICATE OF DETERMINATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

We, Amos Kohn and Daniel B. Eng, hereby certify that we are the President and Chief Executive Officer and Secretary, respectively, of Digital Power Corporation, a corporation organized and existing under the laws of the State of California (“Corporation”), and further do hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Corporation’s Articles of Incorporation, the Board of Directors on March 3, 2017 (“Effective Date”) adopted the following resolution creating a series of 500,000 shares of Preferred Stock designated as Series B Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board of Directors of the Corporation designates the Series B Preferred Stock and the number of shares constituting such series, and fixes the rights, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Section 1.             Designation and Amount. Five hundred thousand (500,000) shares of the preferred stock of the Corporation, no par value, shall constitute a class of preferred stock designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The relative rights, preferences and limitations of the Series B Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.

Section 2.             Certain Definitions. The following terms shall have the meanings defined in this Section 2:

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)  one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)  a replacement of more than a majority of the members of the Board that is not approved by those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals);

(iii)  a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)   a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)     ()the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

“Commencement Date” means January 1, 2018.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, no par value, of the Corporation and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Conversion Date” shall have the meaning set forth in Article 6(b)(ii).

“Conversion Price” shall have the meaning set forth in Article 6(a).

“Disposition Proceeds” shall have the meaning set forth in Article 4(d).

“EBITDAS” shall mean earnings before interest, taxes, depreciation, amortization, and stock-based compensation.

“Effective Date” shall have the meaning provided in the second paragraph of this Certificate of Determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Holder” or “Holders” shall mean each holder of shares of Series B Preferred Stock.

“Junior Securities” shall have the meaning set forth in Section 4(a).

“Liquidation” shall have the meaning set forth in Article 4(b).

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series B Preferred Stock.

“Notice of Conversion” shall have the meaning set forth in Article 6(b).

“Parity Securities” shall have the meaning set forth in Article 4(a).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Redemption Price” shall have the meaning set forth in Article 7.

“Required Reserve Amount” shall have the meaning set forth in Article 6(h).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Senior Securities” shall have the meaning set forth in Article 4(a).

“Share Delivery Date” shall have the meaning set forth in Article 6(b)(ii).

“Stated Value” means $10.00 per share of Series B Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

Section 3.     Dividends.

(a)     From after the Commencement Date, (A) the Holders shall be entitled to receive, on a quarterly basis with payments to occur no later than 90 days in arrears from each reporting period (each, a “Dividend Payment Date”), subject to a year-end reconciliation, out of funds legally available therefor, dividends on each share of Series B Preferred Stock equal to one ten millionth (0.0000001) of EBITDAS calculated for a particular calendar year; and in the event that a share of Series B Preferred Stock is issued during a calendar year, the dividend for such share of Series B Preferred Stock shall be pro rated for such calendar year; and (B) in the event that the Corporation shall declare and pay or make a dividend or any other distribution (including, without limitation, in cash, in Capital Stock (which shall include, without limitation, any options, warrants, convertible securities or other rights to acquire Capital Stock of the Corporation, whether or not pursuant to a shareholder rights plan, “poison pill” or similar arrangement), evidence of indebtedness issued by the Corporation or other Persons or other property or assets) on or with respect to shares of any class of Common Stock of the Corporation, then the Board of Directors shall declare, and the Holders shall be entitled to receive in respect of each share of Series B Preferred Stock, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series B Preferred Stock is convertible on the date of the payment of such dividend or distribution to holders of Common Stock. All dividends provided for in clause (A) above shall be cumulative, whether or not earned or declared, accruing on an annual basis from the Effective Date.

In the event that the Corporation shall not have funds legally available for, or is otherwise prohibited by the CGCL, or any other applicable law, from paying any amounts under this Section 5(a), the obligation to pay such amounts shall be carried forward and fulfilled when such funds are legally available and the Corporation is permitted to do so under the CGCL or any other applicable law.

Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the applicable record date therefor; provided that any dividend or distribution payable pursuant to clause (B) above of the first paragraph of this Section 5(a) shall be paid to the Holders of shares of record as they appear on the stock books of the Corporation on the record date applicable to holders of Common Stock and shall be paid to the Holders at the same time such dividend or distribution is made to holders of Common Stock, provided that such payment to all holders of Common Stock is not then prohibited under the CGCL or any other applicable law.

(b)     (i)      No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Series B Preferred Stock for all periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not so paid in full, all partial dividends declared upon shares of the Series B Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such Parity Securities bear to each other.

(ii)      So long as any share of the Series B Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options (other than in exchange for Junior Securities) unless full cumulative dividends determined in accordance herewith on the Series B Preferred Stock have been paid in full for all periods ended prior to the date of such.

(iii)      So long as any share of the Series B Preferred Stock is outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 5(c)(i)) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options.

(c)     Dividends payable on the Series B Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

(d)     Dividends payable on the Series B Preferred Stock pursuant to Section 3(a)(A) shall be payable in cash only.

(e)     Dividends payable on the Series B Preferred Stock shall be prior in payment of any dividends payable with respect to the Series A Preferred Stock and all Junior Securities.

Section 4.     Rank; Rights on Liquidation, Merger, Sale, etc.

(a)     Rank. All shares of Series B Preferred Stock shall rank (i) senior to (A) the Corporation’s Series A preferred stock, (B) all classes of Common Stock, and (C) any other class or series of capital stock of the Corporation hereafter created that specifically subordinates such class or series to the Series B Preferred Stock (collectively with the Series A preferred stock and Common Stock, “Junior Securities”), and (ii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series B Preferred Stock (the “Parity Securities”). Without the prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the “Senior Securities”), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the assets of the Corporation available for distribution to its shareholders whether from capital, surplus or earnings, shall be distributed as follows:

(i)     The Holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the Holders of the Common Stock or any other class of the Corporation’s capital stock, whether now existing or hereafter created, for each share of Series B Preferred Stock held by such Holders, an amount equal to the Stated Value. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay all Holders of Series B Preferred Stock the full preference amount to which they shall be entitled, the Holders of Series B Preferred Stock shall share pro rata in any distribution of assets in accordance with their applicable full preference amounts;

(ii)     After distribution of the amounts set forth in Section 4(b)(i) hereof to the Holders of the Series B Preferred Stock, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of outstanding Common Stock and to all Holders of Series B Preferred Stock, on a pro rata basis, as if such Holders of Series B Preferred Stock had converted all outstanding shares of such Series B Preferred Stock into Common Stock pursuant to Section 6 hereof immediately prior to the Liquidation or Change of Control Event, based upon their respective holdings.

(c)     Unless otherwise approved by the prior written consent of all Holders of Series B Preferred Stock, for purposes of this Section 4, any transaction constituting a Change of Control Event shall be treated as and deemed to be a Liquidation.

(d)     Unless otherwise approved by the prior written consent of the Majority Holders, voting as a separate class, upon consummation of a Change of Control Event, the Corporation shall pay or cause to be paid to the Holders of Series B Preferred Stock an amount equal to the amount they would be entitled to receive pursuant to Section 4(b) hereof as if the Corporation, on the date of consummation of such Change of Control Event, had assets available for distribution equal to the aggregate amount payable to the Corporation and all stockholders thereof in connection with such Change of Control Event (the “Disposition Proceeds”). The amount payable pursuant to this Section 4(d) shall be payable in accordance with and in order of the priorities set forth in Section 4(b) immediately following the closing of the Change of Control Event.

Section 5.	Voting Rights.

(a)     Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(c) below. In any such vote, (i) in the case of the election of directors, the Series B Preferred Stock shall be voted on an “as converted” basis together with the Common Stock, and (ii) in all other cases, the Series B Preferred Stock shall be voted on an “as converted” basis together with the Common Stock, subject to the provisions of the CGCL. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

(b)     Election of Directors. The Holder may designate a number of directors to the Company’s Board of Directors equal to a percentage determined by the number of Series B Preferred Stock beneficially owned (determined on an “as converted” basis) divided by the sum of the number of shares of Common Stock plus the number of Preferred Shares outstanding as determined on an as converted basis. As by way of example only, if the number of Series B Preferred Stock owned by the Holder represents 20% of the outstanding shares of Common Stock and Series B Preferred Stock (as determined on an as converted basis), the Holder shall, through its ownership of Series B Preferred Stock, have the right to designate one director of a five member board. The Holder’s applicable percentage right to designate a number of directors shall be determined each time the Investor makes a purchase of Series B Preferred Stock and cannot be decreased unless the Holder converts or sells all or part of its Series B Preferred Stock in which case the number of directors that the Holder may designate will be re-calculated. The right to designate a director is a contractual right granted to the Holder and not to a subsequent owner of Series B Preferred Stock. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Series B Director, then the Holders (voting as a separate class by majority vote with each share of Series B Preferred Stock entitled to one vote) shall have the right to designate an individual to fill such vacancy. In the event that the Holders shall fail to designate in writing a representative to fill the vacant Series B Director seat on the Board, such Board seat shall remain vacant until such time as the Holders elect an individual to fill such seat in accordance with this Section 5(b), and during any period where such seat remains vacant, the Board nonetheless shall be deemed duly constituted.

(c)     Protective Provisions. Without limiting the foregoing, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the Majority Holders, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Determination, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series B Preferred Stock, (c) increase or decrease the number of authorized shares of Series B Preferred Stock, (d) whether or not prohibited by the terms of the Series B Preferred Stock, circumvent a right or preference of the Series B Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing. Holders shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation’s Bylaws and the CGCL.

Section 6.     Conversion of Series B Preferred Stock.

(a)     Optional Conversion; Conversion Price. Each share of Series B Preferred Stock shall become convertible, at the option of the Holder, upon the earlier to occur of (i) sixty (60) months from the Effective Date or (ii) upon the filing by the Corporation of an annual report on Form 10-K or quarterly report on Form 10-Q which evidences that the Corporation’s gross revenues are no less than ten million ($10,000,000) dollars in the aggregate, on a consolidated reporting basis, over four (4) consecutive quarters in accordance with U.S. generally accepted accounting principles, into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of such share of Series B Preferred Stock by the then applicable Conversion Price (defined below) (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in Section 6(d) below.

For purposes hereof, the term “Conversion Price” shall mean a per share price equal to $0.70 (subject to adjustment as provided in Section 6(d) below).

(b)     Mechanics of Conversion.

(i)     Before any Holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue.

(ii)     Shares of Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, and as soon as practicable after delivery of the certificate(s) evidencing the Series B Preferred Stock, and in any event within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders of Series B Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Series B Preferred Stock pursuant to Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series B Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded conversion. The Corporation’s obligation to issue and deliver the shares of Common Stock upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Common Stock. In the event a Holder shall elect to convert any or all of the Stated Value of its Series B Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series B Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such shares of Common Stock pursuant to Section 6 by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series B Preferred Stock being converted, $50 per Business Day (increasing to $100 per Business Day on the third (3rd) Business Day and increasing to $200 per Business Day on the sixth (6th) Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such Shares of Common Stock are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver shares of Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c)	Fractional Shares; Computation Certificates.

(i)     No fractional shares shall be issued upon conversion of the Series B Preferred Stock into shares of Common Stock and, in lieu thereof, the holder will receive the fair value thereof in cash in an amount equal to the fractional share times the closing price for a share of Common Stock as determined immediately prior to the conversion based on the Common Stock’s trading market.

(ii)     Upon the occurrence of each adjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series B Preferred Stock no less than ten (10) calendar days prior to such adjustment a statement setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series B Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series B Preferred Stock.

(d)     Adjustments of the Conversion Price. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)     Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)     Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)     Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)     the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(iv)     Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(v)      Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Series B Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate of Designation shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein, and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders of Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series B Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder of Series B Preferred Stock, the obligation to deliver to such Holders of Series B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder of Series B Preferred Stock may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Determination to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series B Preferred Stock.

(e)     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(f)     Good Faith Assistance. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series B Preferred Stock against impairment.

(g)     Notice of Record Taking. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h)     Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, 150% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series B Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder of such Series B Preferred Stock, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions as soon as possible.

(i)     Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

(j)     Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(k)     Notice. Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series B Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder of Series B Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Determination, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) ten (10) calendar days prior to any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or Distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(l)     Cancellation of Series B Preferred Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 6 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(m)     Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (b) above as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (a) above. If the accountant determines the Corporation’s calculations are correct, the Holder shall reimburse the Corporation for the accountant’s expense.

(n)     Floor Price. Notwithstanding the provisions of this Section 6, no adjustment made in accordance with this Section 6 shall cause the Conversion Price of the Preferred Stock to be less than $0.05 (the “Floor Price”).

Section 7.      Redemption. At such time (and only at such time) as (i) all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock (the “Conversion Shares”) shall have been registered for resale under the Securities Act, pursuant to an effective Registration Statement covering such Conversion Shares, (ii) but no earlier than the twenty-fifth (25th) anniversary of the Effective Date, the shares of Series B Preferred Stock shall be subject to redemption in cash at the option of the Corporation in an amount per share equal to 120% of the greater of (a) the Stated Value plus all accrued and unpaid dividends, if any and (b) the fair market value of such shares of Series B Preferred Stock. Funds available for redemption will be paid prior to any payment to any holder of any other class or series of capital stock (the “Redemption Price”). Such shares of Series B Preferred Stock shall be redeemed and the Redemption Price shall be paid on a date that shall be not more than ten (10) days following the date that written notice to the Holder is given by the Corporation’s intention to redeem such shares and the number of shares of Series B Preferred Stock to be redeemed.

Section 8.      Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the Majority Holders, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock.

Section 9.     Waiver. Any right or privilege of the Series B Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series B Preferred Stock or other securities exercisable for or convertible into Series B Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 10.     Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series B Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 11.     Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Determination shall be cumulative and in addition to all other remedies available under this Certificate of Determination and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Determination. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Determination.

Section 12.     Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Determination, and will at all times in good faith carry out all the provisions of this Certificate of Determination and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Determination, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series B Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series B Preferred Stock and (iii) shall, so long as any shares of Series B Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the Required Reserve Amount.

Section 13.     Transfer of Series B Preferred Stock. A Holder may transfer some or all of its shares of Series B Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws.

Section 14.     Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series B Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series B Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 15.     Amendment. This Certificate of Determination or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the CGCL, of the Majority Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the CGCL and the Corporation’s Articles of Incorporation and Bylaws.

Section 16.     Severability. If any provision of this Certificate of Determination is invalid, illegal or unenforceable, the balance of this Certificate of Determination shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 17.     Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 18.     Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Determination and shall not be deemed to limit or affect any of the provisions hereof.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

The undersigned have executed this certificate in Fremont, California on March 3, 2017.

	/s/ Amos Kohn		/s/ Daniel B. Eng
Name:	Amos Kohn	Name:	Daniel B. Eng
Title:	President and Chief Executive Officer	Title:	Secretary

Signature Page to Series B Convertible Preferred Stock